Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 25, 2026, with respect to the financial statement of SOLV Energy, Inc. and the consolidated financial statements of SOLV Energy Holdings LLC included in the Registration Statement (Form S-1 No. 333-296238) and related Prospectus of SOLV Energy, Inc. for the registration of SOLV Energy, Inc. Class A common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

May 28, 2026